SCHEDULE 14A INFORMATION
                           -------------------------

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )
              ----------------------------------------------------


Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ]   Confidential, for Use of the Commission Only (as permitted by
        Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[X]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to Section 240.14a-11(c) or
        Section 240.14a-12


                         CALIFORNIA INDEPENDENT BANCORP
                (Name of Registrant as Specified In Its Charter)

     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the
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
October 22, 2003

FOR IMMEDIATE RELEASE                  Contact:  John I. Jelavich, President/CEO
                                                 (530) 674-6025

                    CALIFORNIA INDEPENDENT BANCORP ANNOUNCES
                     THIRD QUARTER AND YEAR TO DATE RESULTS

Yuba City, California . . . California Independent Bancorp (NASDAQ: CIBN), the holding company for Feather River State Bank, today announced financial results for the third quarter ended September 30, 2003. Net income for the quarter was $770,000 (after costs of its pending merger into Humboldt Bancorp discussed below), or $0.35 diluted earnings per share compared to $981,000, or $0.44 diluted earnings per share, recorded for the third quarter last year. Total assets at September 30, 2003 were $375.9 million, an increase of $37.2 million, or 11.0%, over total assets of $338.7 million at September 30, 2002.

On August 11, 2003, the Company entered into a definitive agreement to be merged with and into Humboldt Bancorp. The transaction is valued at approximately $80.0 million and is expected to close in the first quarter of 2004. Costs expensed for this transaction during the third quarter were $378,000, on a pre-tax basis.

For the nine months ended September 30, 2003, the Company reported net income of $2,694,000 (after merger costs), an increase of $155,000, or 6.1%, over net income of $2,539,000, for the nine months ended September 30, 2002. Fully diluted earnings per share increased 7.9% to $1.23 for 2003 compared to $1.14 for 2002, due to the Company's repurchase of shares outstanding.

Total loans and leases at September 30, 2003 were $204.4 million, a decrease of $17.8 million, or 8.0%, from loans and leases of $222.2 million at September 30, 2002. The decrease in loan totals is due primarily to the pre-payment of loans due to the unprecedented low rate environment, and the Bank's emphasis on credit quality with high underwriting standards. Securities increased $28.3 million from a year ago and Fed Funds Sold increased $17.5 million. The increase is due to the availability of excess funds from strong deposit growth. Total deposits were $316.6 million at September 30, 2003, an increase of $34.5 million, or 12.3%, from total deposits of $282.0 million at September 30, 2002. Nonperforming loans were 1.4% of total loans and leases outstanding and net charge-offs year-to-date were 0.37% of average loans and leases outstanding. The allowance for loan and lease losses was $5,975,000 at September 30, 2003, or 2.9% of total loans and leases outstanding.

Net interest income for the third quarter 2003 fell 8.8% to $3,567,000 from $3,911,000 recorded in the third quarter last year. The drop in net interest income was due to compression of the Bank's net interest margin, which was 4.18% for the current year's third quarter compared to 5.07% for the third quarter a year ago. "Our net interest margin continues to be well below historical levels, which is driven by our asset composition. Our deposit growth has been used to fund investment purchases rather than traditional loans. The difference between the yields of these two earning assets is placing downward pressure on our margin. However, our cost of funds continues to fall lower helping soften the impact of the lower asset yields," remarked Kevin Watson, Chief Financial Officer.

John Jelavich, President and CEO commented, "We are pleased with the results from the third quarter, particularly considering the merger announcement of August 11th. Deposits and total assets reached record levels, each achieving double-digit gains on a year-over-year comparison. We look forward to continuing our quality-growth focus during the fourth quarter in anticipation of the consummation of the merger. We believe the synergies the merger will bring to our customers, shareholders, and employees will prove to be very positive."

Feather River State Bank has nine branches in Yuba City, Marysville, Colusa, Arbuckle, Wheatland, Woodland, Lincoln, and Roseville, California serving Sutter, Yuba, Colusa, Yolo, and Placer counties.

Forward-looking  statements - The Private  Securities  Litigation  Reform Act of
1995:

Certain statements contained in this release are forward-looking statements that are subject to risk and uncertainty. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. A number of factors -- many of which are beyond California Independent Bancorp's ("Company") control -- could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. No assurances can be given that the Bank will continue to improve its efficiencies of operations. The Company's reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended June 30, 2003, describe some of these factors, including certain credit, market, operational, liquidity, and interest rate risks associated with the Company's business and operations. Other factors described in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and Form 10-Q for the quarter ended June 30, 2003, include changes in business and economic conditions, competition, fiscal and monetary policies, and legislation. There are other factors besides these that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements or otherwise affect in the future the Company's business, results of operations and financial condition. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update such statements in light of new information or future events.

The foregoing may be deemed to be solicitation materials of California Independent Bancorp in connection with Humboldt Bancorp's proposed acquisition of California Independent Bancorp, on the terms and subject to the conditions in the Agreement and Plan of Merger, dated August 11, 2003, between Humboldt Bancorp and California Independent Bancorp. This disclosure is being made in connection with Regulation of Takeovers and Security Holder Communications (Release Nos. 33-7760 and 34-42055) adopted by the Securities and Exchange Commission ("SEC"). California Independent Bancorp shareholders and other investors are urged to read the joint proxy statement/prospectus that is included in the registration statement on Form S-4, which Humboldt Bancorp filed (SEC File No. 333-109095) with the SEC in connection with the proposed merger, because it contains important information about Humboldt Bancorp, California Independent Bancorp, the merger and related matters. Humboldt Bancorp and its directors and executive officers and California Independent Bancorp and its directors and executive officers may be deemed to be participants in Humboldt Bancorp's and California Independent Bancorp's solicitation of proxies from Humboldt Bancorp shareholders and California Independent Bancorp's shareholders in connection with the proposed merger. Information regarding the participants and their interests can be found in each of Humboldt's and California Independent's most recent proxy statements filed with the SEC, which are available from the SEC and the respective companies as described below, and the joint proxy statement/prospectus filed with the SEC. The joint proxy statement/prospectus to be disseminated on or before October 24, 2003, will be available for free, both on the SEC web site (http://www.sec.gov) and from Humboldt and California Independent as follows:

                          Patrick J. Rusnak
                          Chief Financial Officer
                          Humboldt Bancorp
                          2998 Douglas Boulevard, Suite 330
                          Roseville, CA  95661
                          prusnak@humboldtbancorp.com
                          ---------------------------

                          Kevin R. Watson
                          Chief Financial Officer
                          California Independent Bancorp
                          1227 Bridge Street, Suite C
                          Yuba City, CA 95991
                          kevinw@frsb.com
                          ---------------

In addition to the proposed registration statement and joint proxy statement/prospectus, Humboldt and California Independent file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by either company at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC's other public reference rooms in New York and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Humboldt and California Independent filings with the SEC are also available to the public from commercial document-retrieval services and on the SEC's web site at http://www.sec.gov.

                 California Independent Bancorp and Subsidiaries
                             Selected Financial Data
                                    Unaudited
                       Third Quarter 2003 Earnings Release
                  (Dollars in thousands except per share data)

Consolidated Statement of Financial Condition Data:
                                                                         As of                    As of
Assets                                                             September 30, 2003        September 30, 2002
                                                                   --------------------------------------------

       Cash and Due From Banks                                           $16,780                  $13,850
       Federal Funds Sold                                                 17,515                        -

       Investment Securities Held-to-Maturity                              2,440                    2,335
       Investment Securities Available-for-Sale                          116,880                   88,697
       ---------------------------------------------------------------------------------------------------------
       Total Investments                                                 119,320                   91,032

       Loans and Leases                                                  204,391                  222,214
           Less: Allowance for Loan and Lease Losses                      (5,975)                  (5,913)
       ---------------------------------------------------------------------------------------------------------
       Net Loans and Leases                                              198,416                  216,301

       Premises and Equipment, Net                                         6,381                    6,717
       Other Real Estate                                                   2,875                      455
       Interest Receivable and Other Assets                               14,614                   10,350
       ---------------------------------------------------------------------------------------------------------
       Total Assets                                                     $375,901                 $338,705


Liabilities
       Deposits:
         Noninterest-Bearing                                             $75,164                  $58,491
         Interest-Bearing                                                241,411                  223,539
       ---------------------------------------------------------------------------------------------------------
       Total Deposits                                                    316,575                  282,030

       Other Interest-Bearing Liabilities                                 15,080                   21,880
       Accrued Interest Payable & Other Liabilities                        6,589                    5,124
       Trust Preferred Securities                                         10,000                        -
       ---------------------------------------------------------------------------------------------------------
       Total Liabilities                                                 348,244                  309,034

Shareholders' Equity
       Common Stock, No Par Value - Share Authorized -
       20,000,000, Shares Issued and Outstanding - 2,074,957 at
       September 30, 2003 and 2,227,756 at September 30, 2002.            20,348                   24,484
       Retained Earnings                                                   7,489                    4,220
       Debt Guarantee of ESOP                                                (80)                    (120)
       Accumulated Other Comprehensive Income                               (100)                   1,087
       ---------------------------------------------------------------------------------------------------------
       Total Shareholders' Equity                                         27,657                   29,671
       ---------------------------------------------------------------------------------------------------------

       Total Liabilities & Shareholders' Equity                         $375,901                 $338,705

                 California Independent Bancorp and Subsidiaries
                             Selected Financial Data
                                    Unaudited
                       Third Quarter 2003 Earnings Release
                  (Dollars in thousands except per share data)

                                                                Nine months ended September 30,     Three months ended September 30,
                                                                -------------------------------     --------------------------------
                                                                       2003             2002           2003              2002
CONSOLIDATED STATEMENT OF INCOME DATA:

  Interest and Fee Income                                              $15,226         $15,249         $4,876           $5,301
  Interest Expense                                                       4,072           3,728          1,309            1,390
  ----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income                                                   11,154          11,521          3,567            3,911

  Provision for Loan and Lease Losses                                       10             450              -              150
  ----------------------------------------------------------------------------------------------------------------------------------
  Net Interest Income After Provision for Loan and Lease Losses         11,144          11,071          3,567            3,761

  Noninterest Income                                                     2,335           1,963            919              744
  Noninterest Expense:
    Salaries and Employee Benefits                                       5,065           5,091          1,672            1,639
    Occupancy, Furniture and Equipment                                   1,627           1,587            566              543
    Merger and Acquisition Related Expenses                                378               -            378                -
    Other Operating Expense                                              2,273           2,325            715              749
  ----------------------------------------------------------------------------------------------------------------------------------
  Total Noninterest Expense                                              9,343           9,003          3,331            2,931

  Income Before Provision for Income Taxes                               4,136           4,031          1,155            1,574
  Provision for Income Taxes                                             1,442           1,492            385              593
  ----------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                             2,694           2,539            770              981

EARNINGS PER SHARE
  Basic Earnings Per Share                                          $     1.28      $     1.14     $     0.37       $     0.44
  Diluted Earnings Per Share                                        $     1.23      $     1.14     $     0.35       $     0.44
  Basic Weighted Average Shares Outstanding                          2,110,896       2,223,610      2,074,269        2,225,069
  Diluted Weighted Average Shares Outstanding                        2,197,898       2,235,551      2,178,510        2,239,169


  Net Interest Margin                                                    4.41%           5.20%          4.18%            5.07%

                                  Page 4 of 4